Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES PRICING OF COMMON STOCK OFFERING

NASHVILLE, Tenn. – (December 10, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock, par value $0.01 per share, at a price to the public of $85.60 per share (the “Offering”). The Company also granted the underwriters a 30-day option to purchase up to 450,000 additional shares of common stock. The Offering is expected to close on or about December 12, 2019, subject to customary closing conditions.

The net proceeds to the Company (after deducting underwriting discounts and commissions and other estimated expenses of the Offering payable by the Company) are expected to be approximately $246 million (exclusive of the underwriters’ option), and the Company intends to use a portion of the net proceeds of this Offering to fund the approximately $134 million cash portion of the consideration for the previously announced pending acquisition of Block 21, a mixed-use entertainment, lodging, office and retail complex located in downtown Austin, Texas (the “Block 21 Acquisition”), and the related fees and expenses of the Block 21 Acquisition. The Offering is not conditioned upon consummation of the Block 21 Acquisition. The Company intends to use the remaining net proceeds of this Offering, or all of the net proceeds from this Offering if the Block 21 Acquisition is not consummated, for general corporate purposes, including future acquisitions or investments and the repayment of indebtedness outstanding under the Company’s existing revolving credit facility.

BofA Securities, J.P Morgan,Wells Fargo Securities, Deutsche Bank Securities and Raymond James are acting as joint book-running managers for the Offering. BTIG, Credit Agricole CIB, Scotiabank, Capital One Securities, Citigroup, SMBC and TD Securities are acting as co-managers for the Offering.

The Offering is being conducted pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-235419), which automatically became effective upon filing with the Securities and Exchange Commission (the “SEC”) on December 9, 2019. The Offering was made solely by means of a prospectus and a related prospectus supplement. A preliminary prospectus supplement relating to, and describing the terms of, the Offering was filed with the SEC on December 9, 2019. When available, copies of the prospectus and the related prospectus supplement may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204; or from Wells Fargo Securities, 375 Park Avenue, New York, NY 10152, Attention: Equity Syndicate Department, or by calling (800) 326-5897 or by e-mailing cmclientsupport@wellsfargo.com. Electronic copies of the prospectus and related prospectus supplement are available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a real estate investment trust for U.S. federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is also a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland, and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Block 21 Acquisition and the anticipated use of the net proceeds from the Offering by the Company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the Block 21 Acquisition and the Offering including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Block 21 Acquisition or the Offering, or result in the termination of the Offering or the transaction agreement for the Block 21 Acquisition; and adverse effects on the Company’s common stock because of the failure to complete the Block 21 Acquisition or the Offering. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com